Exhibit 99.1
Calgon Carbon Announces Acquisition of Hyde Marine, Inc.
PITTSBURGH, PA — February 1, 2010 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has acquired the outstanding stock of Hyde Marine, Inc., a manufacturer of systems that utilize ultraviolet light technology to treat marine ballast water. Terms of the transaction were not disclosed.
In 2004 the International Maritime Organization (IMO) adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (BWMC) which addresses the transportation of potentially harmful organisms through ballast water. The regulation is scheduled to be phased in globally over a ten-year period beginning in 2010, and industry sources estimate that it will require treatment of ballast water from more than 40,000 vessels by 2020.
Hyde Marine’s Hyde Guardian™ system (Guardian), which employs stacked disk and ultraviolet light technology to filter and disinfect ballast water, offers cost, safety, and technological advantages. Guardian has received Type Approval from Lloyd’s Register on behalf of the U.K. Maritime and Coast Guard Agency. Type Approval confirms compliance with the BWMC.
Commenting on the announcement, John Stanik, Calgon Carbon’s president and CEO, said, “We are very pleased that Hyde Marine will become part of our UV business. Although small, this strategic acquisition will broaden our knowledge base and experience in using ultraviolet light technology to treat water. It also provides Calgon Carbon immediate entry into a global, legislative-driven market with major long-term growth potential.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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